Exhibit 99.1

Press Release

December 8, 2008

FOR IMMEDIATE RELEASE

CONTACT:

James J. Hilty

Vice President, Business Development

Sensus Metering Systems

(919) 845-4007

jim.hilty@sensus.com

Sensus Announces New Chief Financial Officer

Jeffrey Kyle Named Sensus CFO

Raleigh, NC—Sensus announced today that Jeffrey Kyle has joined the Company as its Chief Financial Officer effective December 8, 2008.

Jeffrey brings to Sensus over 20 years of finance and operations experience with leading international electronic companies, including Tandem and Sandisk. Most recently, he was with Power-One, Inc., a global designer and manufacturer of power supplies and energy products, listed on NASDAQ, first as Vice President of Operations and later Chief Financial Officer.

“I am extremely delighted to welcome Jeffrey to Sensus and add him to our team,” said Peter Mainz, Chief Executive Officer and President. “Jeffrey brings broad financial and operational experiences and strong leadership developed from years in the high tech environment. These experiences will be a valuable asset to Sensus and our continued success.”

Jeffrey holds a Bachelor of Science degree in Finance & Accounting from University of Oregon and is a licensed Certified Public Accountant. He will be based at Sensus’ Corporate Headquarters in Raleigh, NC.

About Sensus Metering Systems

The Sensus Metering Systems companies are leading world-class providers of high-value metering, Advanced Metering Infrastructure (“AMI”) and Automatic Meter Reading (“AMR”) system solutions for water, gas, electric and heat utilities as well as sub-metering entities globally. Additional linked businesses include Smith-Blair, a leading provider of pipe clamp and coupling products for the water, gas and industrial markets, and Sensus Precision Die Casting, which produces complex, high quality die-castings. For more information, please visit the company’s Web site at www.sensus.com.

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